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                                                                       Exhibit 5



                  (REED WEITKAMP SCHELL COX & VICE LETTERHEAD)


                                  May 13, 1998



Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

         RE: FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

         We have acted as legal counsel in connection with the preparation of a Form S-8 Registration Statement under the Securities Act of 1933, as amended ("Registration Statement"), covering an aggregate of 750,000 common shares (the "Shares") of Res-Care, Inc., a Kentucky corporation (the "Company").

         We have examined and are familiar with the Amended and Restated Articles of Incorporation and Bylaws of the Company, as those instruments have been amended to date, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Shares pursuant to the valid exercise of stock options granted pursuant to the 1998 Omnibus Stock Plan of the Company (the "Plan"). We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         To the extent that laws other than the laws of the Commonwealth of Kentucky and federal laws are applicable to any of the transactions, agreements or instruments referred to herein, we express no opinion on such laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   /S/  REED WEITKAMP SCHELL COX & VICE
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                                   REED WEITKAMP SCHELL COX & VICE